Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:   David H. Dunn
President and Chief Executive Officer
(989) 631-4280

Wolverine Bancorp, Inc. Announces Expansion of Stock Repurchase Program

Midland, Michigan, March 3, 2015. Wolverine Bancorp, Inc. (the “Company”) (Nasdaq: WBKC), the holding company for Wolverine Bank, announced that its Board of Directors has authorized an expansion of its stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 110,664 shares. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. To date, Wolverine Bancorp has repurchased 365,024 shares and has 2,472 shares remaining to repurchase in the current repurchase plan.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares, and there is no guarantee as to the exact number of shares to be repurchased by the Company.

About Wolverine Bancorp, Inc, and Wolverine Bank

Wolverine Bancorp, Inc. is the parent company of Wolverine Bank. Wolverine Bank, a federally chartered, FDIC-insured savings bank, was organized in 1933.  The Bank is headquartered in Midland, Michigan and provides financial services to individuals, families and businesses in the Great Lakes Bay Region of Michigan and beyond through two banking offices located in Midland, Michigan, the Midland County Seat, and a banking office and loan center located, respectively, in Frankenmuth and Saginaw, Michigan, located in neighboring Saginaw County.

This press release may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact Wolverine Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting Wolverine Bank’s operations, pricing, products and services.